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                      December 15, 2020

       Lei Chen
       Chief Executive Officer
       Pinduoduo Inc.
       28/F, No. 533 Loushanguan Road, Changning District
       Shanghai, 200051
       People's Republic of China

                                                        Re: Pinduoduo Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed April 24,
2020
                                                            File No. 001-38591

       Dear Mr. Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services